EXHIBIT 10.77

AMENDMENT NO. 5 TO LEASE AGREEMENT
FOR THE ISS ATLANTA BUILDINGS

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (the “Fifth Amendment”) is made and entered into as of this 1st day of July, 2002, by and between MOUNT VERNON PLACE PARTNERS, LLC, a Georgia limited liability company (“Landlord”), and INTERNET SECURITY SYSTEMS, INC., a Georgia corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant previously entered into that certain Lease Agreement dated November 8, 1999 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement between Landlord and Tenant dated December 7, 1999 (the “First Amendment”), and as further amended by Second Amendment to Lease Agreement between Landlord and Tenant dated as of November 27, 2000 (the “Second Amendment”), and as further amended by Third Amendment to Lease Agreement between Landlord and Tenant dated as of February     , 2001, and executed on June 8, 2001 (the “Third Amendment”), and as further amended by Fourth Amendment to Lease Agreement between Landlord and Tenant dated as of August 17, 2001 (the “Fourth Amendment”; the Original Lease, as previously amended, is herein referred to as the “Lease”), pursuant to the terms of which Tenant has leased those certain “Premises” (as defined in the Original Lease) located in Fulton County, Georgia; and

WHEREAS, Landlord and Tenant now desire to further modify and amend the Lease as set forth herein.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and for other good and valuable consideration in hand paid by each of the parties hereto to the other, the receipt, adequacy, and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:

1.  Defined Terms.    Terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Lease unless specifically provided herein to the contrary.

2.  Description of Land.    The legal description of the Land attached as Exhibit “B” to the Original Lease is hereby deleted and the legal description of the Land attached as Exhibit “B” to this Fifth Amendment is substituted in lieu thereof.

3.  Commencement Date.    Landlord and Tenant acknowledge and agree that the Commencement Date under the Lease occurred on November 18, 2000. Accordingly, the first Lease Year expired on November 30, 2001, and that the second and each succeeding Lease Year shall commence on December 1 following the expiration of the preceding Lease Year.

4.  Size of Premises.    Landlord and Tenant acknowledge, stipulate and agree that the Premises are comprised of a total of 238,600 rentable square feet determined in accordance with the Lease and that the foregoing stipulated rental square foot area of the Premises shall be utilized for all purposes of the Lease, including, without limitation, for the calculation of Base Monthly Rental.

Landlord and Tenant further acknowledge, stipulate and agree that as contemplated in Section 6 of this Fifth Amendment, as of the date of this Fifth Amendment and continuing until July 31, 2002, Tenant is obligated to pay and shall pay Base Monthly Rental calculated on the basis of 215,500 rentable square feet of space within the Premises. Commencing on August 1, 2002, and continuing thereafter throughout the remainder of the Term of the Lease, Tenant shall be obligated to pay and shall pay Base Monthly Rental calculated on the basis of the entire 238,600 rentable square feet contained within the Premises.

5.  Base Monthly Rental.    Landlord and Tenant acknowledge, stipulate and agree that the Operating Expenses per square foot of the Premises for the first twelve (12) months of the Term of the Lease were equal to or less than $4.87 and accordingly, the Net Rental annual rate and the Base Monthly Rental annual rate, assuming an annual escalation of two and one-half percent (2½%) per year in Net Rental occurs pursuant to Section 6 of the Original Lease, are set forth in the illustrative chart below:

Lease Year	Net Rental Annual Rate	Remaining Rental Rate	Base Monthly Rental Annual Rate	Amount of Base Monthly Rental Subject to Assumptions Set Forth Above		Amount of Annual Base Rental Subject to Assumptions Set Forth Above
First Lease Year (11/18/00-11/30/01)	$16.1800	$4.87	$21.0500	See Lease prior to date hereof		See Lease prior to date hereof
Second Lease Year (12/1/01-11/30/02)	$16.5845	$4.87	$21.4545	$426,586.98	[1]	$5,119,043.70	[1]
Third Lease Year (12/1/02-11/30/03)	$16.9991	$4.87	$21.8691	$434,830.60		$5,217,967.26
Fourth Lease Year (12/1/03-11/30/04)	$17.4241	$4.87	$22.2941	$443,281.02		$5,319,372.26
Fifth Lease Year (12/1/04-11/30/05)	$17.8597	$4.87	$22.7297	$451,942.20		$5,423,306.42
Sixth Lease Year (12/1/05-11/30/06)	$18.3062	$4.87	$23.1762	$460,820.11		$5,529,841.32
Seventh Lease Year (12/1/06-11/30/07)	$18.7638	$4.87	$23.6338	$469,918.72		$5,639,024.68
Eighth Lease Year (12/1/07-11/30/08)	$19.2329	$4.87	$24.1029	$479,246.00		$5,750,951.94
Ninth Lease Year (12/1/08-11/30/09)	$19.7138	$4.87	$24.5838	$488,807.89		$5,865.694.68
Tenth Lease Year (12/1/09-11/30/10)	$20.2066	$4.87	$25.0766	$498,606.40		$5,983.276.76
Eleventh Lease Year (12/1/10-11/30/11)	$20.7118	$4.87	$25.5818	$508,651.46		$6,103,817.48
Twelfth Lease Year (12/1/11-11/30/12)2	$21.2296	$4.87	$26.0996	$518,947.05		$6,227,364.56
Last Six Months (12/1/12-5/31/13)[2]	$21.2296	$4.87	$26.0996	$518,947.05		$6,227,364.56

The foregoing chart does not take into account any Operating Expense Differential or other amounts payable by, or reimbursable to, Tenant pursuant to the Lease, including without limitation Sections 8, 14 and 17 and Special Stipulation 31 of the Lease. The foregoing chart replaces and supersedes all prior charts contained in the Lease with respect to all periods from and after the date of this Fifth Amendment, but shall not affect the rent payable by Tenant prior to the date hereof with respect to Tenant’s staged occupancy of the Premises.

[1]
Based on Tenant’s occupancy of 238,600 rentable square feet, commencing as of August 1, 2002. See Sections 4 and 6 of this Fifth Amendment regarding Tenant’s occupancy and payment of Base Monthly Rental, as of the date hereof and continuing through July 31, 2002, calculated on the basis of 215,500 rentable square feet.

[2]
Nothing contained in this illustrative chart is intended to modify the expiration date of the lease, which expiration date shall continue to be governed by and subject to adjustment as provided in Section 2 of the lease, as replace in the Third Amendment.

6.  Actual Fourth Target Commencement Date.    Landlord and Tenant acknowledge, stipulate and agree that the fourth target Commencement Date for the remaining (and final) floor of the Phase II Building, consisting of 23,100 rentable square feet on the fifth (5th) floor of the Phase II Building, is August 1, 2002.

7.  Operating Expenses of the Base Year.    Landlord and Tenant acknowledge, stipulate and agree that the Operating Expenses of the Base Year, as adjusted and grossed up as provided in the Lease, including Section 8 and Special Stipulation 30 thereof, were $4.87 per rentable square foot of the Premises, inclusive of $3.37 per rentable square foot, or $806,468.00 (representing the product of $3.37 per square foot, multiplied by 238,600 rentable square feet contained within the Premises) for all Operating Expenses other than Taxes (said expenses being herein referred to as the “Non-Tax Operating Expenses” and the Base Year amount thereof being referred to as the “Non-Tax Expense Base Year Amount”), and $1.50 per rentable square foot, or $357,900 (representing the product of $1.50 per square foot, multiplied by 238,600 rentable square feet contained within the Premises) for the component of Operating Expenses relating only to Taxes (the “Tax Expense Base Year Amount”). For purposes hereof, the term “Taxes” shall have the meaning described in the fifth (5th) item appearing on the first page of Exhibit “E” (Operating Expenses—Definitions) attached to the Original Lease. The foregoing stipulated amounts of the Operating Expenses of the Base Year, the Non-Tax Expense Base Year Amount and the Tax Expense Base Year Amount, shall be deemed to be final and not subject to adjustment under any circumstances and without regard to the validity or enforceability of the tax abatement agreement which has been obtained by Tenant prior to the date hereof. For so long as the Premises are subject to the tax abatement obtained by Tenant pursuant to Special Stipulation 30 of the Lease, the provisions of the Lease with regard to Operating Expenses shall be applied separately with respect to Non-Tax Operating Expenses and Taxes, utilizing the Non-Tax Expense Base Year Amount and the Tax Expense Base Year Amount, respectively. Subject to the limitations contained in Special Stipulation 6 of the Lease (as restated in this Fifth Amendment), Tenant agrees that it shall pay as additional rent pursuant to Section 8 of the Lease the amount by which (if any) the Taxes in any calendar year exceed the Tax Expense Base Year Amount. To the extent that such Taxes are less than the Tax Expense Base Year Amount as a result of the property tax abatement now or hereafter obtained by Tenant pursuant to Special Stipulation 30 (as restated in Paragraph 17 of this Fifth Amendment), the “Tax Savings” (as defined in said Special Stipulation) shall be applied to reduce the additional rent otherwise payable by Tenant pursuant to Section 8 of the Lease with respect to Taxes. If and to the extent the Premises were to be subjected to a “rollback” of Taxes for any period during Tenant’s tax abatement period (notwithstanding any provisions of Tenant’s tax abatement agreement to the contrary), Landlord and Tenant, upon the demand of either party, shall make such adjustments to Operating Expenses with respect to any periods subjected to any such rollback of Taxes so as to ensure that Landlord’s obligation shall be the payment of any Taxes up to the Tax Expense Base Year Amount and Tenant’s obligation shall be the payment of any Taxes in excess of the Tax Expense Base Year Amount. Nothing contained herein shall affect Tenant’s rights or Landlord’s obligations pursuant to the first grammatical paragraph of Section 17(a) of the Original Lease with respect to the adjustment of additional rental in the event Tenant elects to provide its own janitorial services to the Premises.

8.  Destruction of Premises.    Section 20 of the Original Lease is hereby deleted in its entirety and the following Section 20 is hereby inserted in lieu thereof:

20.  DESTRUCTION OF PREMISES.

20.1  Reciprocal Termination Rights.

(a)  If the Premises are damaged or destroyed, in whole or in part, by a fire or other casualty (“Casualty”), Landlord shall obtain the determination of Landlord’s Architect (as defined in Section 20.4 hereof) of the Estimated Repair Period (as defined in Section 20.3 hereof) on or before the Determination Date (as also defined in Section 20.3 hereof). Unless this Lease is terminated by Landlord or Tenant pursuant to this Section 20, Landlord shall repair and restore the Premises, subject to and as provided in Section 20.3 hereof, within the Estimated Repair Period in each case. For purposes of this Section 20, and the time periods referenced herein, the date of the related Casualty is herein referred to as the “Damage Date.”

(b)  If less than twenty-five percent (25%) of the number of rentable square feet of space contained in either Building are rendered untenantable as a result of a Casualty, then Landlord shall repair and restore the Premises as provided in Section 20.3 hereof within one hundred twenty (120) days unless the Estimated Repair Period is more or less than one hundred twenty (120) days, but not more than one hundred eighty (180) days, in which event Landlord shall repair and restore the Premises within the Estimated Repair Period; provided, however, that if in the reasonable determination of Landlord’s Architect given in writing to both parties pursuant to Section 20.3 hereof on or before the Determination Date, the Estimated Repair Period is more than one hundred eighty (180) days after the Damage Date, either party may terminate this Lease by giving the other party notice within ten (10) days after receipt of such determination of Landlord’s Architect.

(c)  If more than twenty-five percent (25%) but up to fifty percent (50%) of the number of rentable square feet of space contained in either Building are rendered untenantable as a result of a Casualty, and if in the reasonable determination of Landlord’s Architect given in writing to both parties pursuant to Section 20.3 hereof on or before the Determination Date, the Estimated Repair Period is more than one hundred eighty (180) days after the Damage Date, either party may terminate this Lease by giving the other party notice within ten (10) days after receipt of such determination of Landlord’s Architect. If the Lease is not so terminated, then Landlord shall repair and restore the Premises as provided in Section 20.3 hereof within the Estimated Repair Period.

(d)  If more than fifty percent (50%) of the number of rentable square feet of space contained in either Building are rendered untenantable as a result of a Casualty, and if in the reasonable determination of Landlord’s Architect given in writing to both parties pursuant to Section 20.3 hereof on or before the Determination Date, the Estimated Repair Period is more than two hundred seventy (270) days after the Damage Date, either party may terminate this Lease by giving the other party notice within ten (10) days after receipt of such determination of Landlord’s Architect. If the Lease is not so terminated, then Landlord shall repair and restore the Premises as provided in Section 20.3 hereof within the Estimated Repair Period.

20.2  Tenant’s Additional Termination Rights.    In addition to the termination rights granted to Tenant under Section 20.1 above, if the Premises are damaged or destroyed by Casualty, and if the Premises are not restored in all material respects by Landlord to the extent required of Landlord hereunder within the Estimated Repair Period (as such period may be extended for delays outside of Landlord’s control as set forth hereinbelow), then at any time following the expiration of the Estimated Repair Period and prior to substantial completion of such repair and restoration, Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord; provided, however, that if Landlord is delayed as a result of changes, deletions or additions in construction requested by Tenant, or other delays or interference caused by the acts or omissions of Tenant or its agents, contractors or employees, or as a result of force majeure, the Estimated Repair Period shall be extended for the amount of time Landlord is so delayed; and provided further that if Tenant exercises such election to terminate and Landlord shall complete the repair and restoration of the Premises to the extent required of Landlord hereunder within thirty (30) days following the date of Tenant’s notice of termination, said notice of termination shall be nullified and the Lease shall continue in full force and effect. Unless the delay is caused by Tenant, its agents, contractors or employees, the extension under the first proviso in the preceding sentence shall not exceed an additional ninety (90) days.

20.3  Landlord’s Restoration Obligations.    Promptly upon the occurrence of any Casualty, Landlord shall require Landlord’s Architect to prepare a written determination for the benefit of Landlord and Tenant of said Architect’s estimation of the time period reasonably required from the Damage Date, in light of all circumstances then known, to complete the restoration of the Premises, said written determination to be made and delivered to Landlord and Tenant as soon as may be practicable under the circumstances and in any event within thirty (30) days after the related Casualty (the “Determination Date”); provided, however, that if Warner, Summers, Ditzel, Benefield, Ward & Associates, Inc. or the principal(s) of said firm who designed and are familiar with the plans and specifications for the Building are not available to serve as Landlord’s Architect, the Determination Date shall be thirty (30) days after the date on which Landlord shall have selected, and Tenant shall have approved, another architect to serve as Landlord’s Architect, such selection and approval to be made as promptly as practicable. The period of time estimated by Landlord’s Architect for the completion of repairs to the Premises, as set forth in said written notice from Landlord’s Architect to Landlord and Tenant and as measured from the related Damage Date, is herein referred to as the “Estimated Repair Period.” If neither Landlord nor Tenant has the right to terminate this Lease pursuant to any of the provisions of this Section 20, or if the party or parties that have the right to terminate this Lease do not exercise such right as herein provided, then, subject to the last sentence of this Section 20.3, Landlord shall have the property damaged by such Casualty repaired or restored to the condition in all material respects that existed prior to the Casualty at the sole expense of the Landlord. If Landlord is obligated hereunder to repair and restore such damage, Landlord shall use all reasonable efforts in good faith to commence and thereafter to prosecute to completion the repair and restoration of such damage as speedily as may be practicable under the circumstances and to complete such repair and restoration within the Estimated Repair Period. Landlord further agrees to allow Tenant an abatement in the Base Monthly Rental for such time as the Premises are untenantable or proportionately for such portion of the Premises as shall be untenantable, and Tenant covenants and agrees that the terms of this Lease shall not be otherwise affected. In no event shall Landlord be required to repair or replace any trade fixtures, furniture, equipment or other property belonging to Tenant, nor shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions or other improvements which may have been placed in or about the Premises by Tenant.

20.4  Landlord’s Architect; Termination Conditions.    For purposes of this Section 20, the term “Landlord’s Architect” shall mean Warner, Summers, Ditzel, Benefield, Ward & Associates, Inc., except that if said firm is then no longer in existence or if the principal(s) of said firm who designed and are familiar with the plans and specifications for the Buildings (i.e., James Dietzel and James Fredrickson) shall then have retired or withdrawn from said firm or shall then be disabled or deceased, or if said firm declines to serve as Landlord’s Architect, the term “Landlord’s Architect” shall mean a reputable, qualified architect licensed in Georgia selected by Landlord, the selection of whom shall be subject to Tenant’s reasonable approval (which shall not be unreasonably denied, delayed or conditioned). In the event of any termination of this Lease by either party pursuant to this Section 20, Rent hereunder shall be apportioned and paid to the date of termination.

20.5  Termination Rights During Last Eighteen (18) Months; Uninsured Loss.    Notwithstanding anything in this Section 20 to the contrary, if the Premises are substantially damaged or destroyed by Casualty at any time during the last eighteen (18) months of the Term, then Landlord may terminate this Lease upon notice to Tenant within thirty (30) days after the Damage Date; provided that if Landlord exercises such election to terminate and Tenant has any unexercised option to extend the Term, then Tenant may nullify Landlord’s asserted termination of this Lease by exercising Tenant’s right to extend the Term, pursuant to Special Stipulation 13 of the Lease, for the applicable renewal term within fifteen (15) days after receipt of Landlord’s notice of termination. Also, notwithstanding anything in this Section 20 to the contrary, if the Premises are substantially damaged or destroyed by Casualty, and such Casualty occurs during the last eighteen (18) months of the Term, Tenant may terminate this Lease upon notice to Landlord within thirty (30) days after the Damage Date. Also, notwithstanding anything in this Section 20 to the contrary, if the Premises are substantially damaged as the result of a Casualty not required to be insured against by Landlord hereunder or if the Premises are substantially damaged by Casualty required to be insured against by Landlord but the insurance company is insolvent and financially unable to pay the proceeds which otherwise are payable (through no fault of Landlord), Landlord shall have the right to terminate this Lease by notice to Tenant given within sixty (60) days after the Damage Date. As used in this Section 20, the term “substantially damaged” shall mean such damage that the cost of repair and restoration thereof is reasonably estimated by Landlord’s Architect to exceed Three Million and No/100 Dollars ($3,000,000).

20.6  Reaffirmation of Lease.    Upon the occurrence of any damage to, or destruction of the Premises, and provided that either Tenant does not have the right hereunder to terminate this Lease as a result of such damage or if Tenant does have the right hereunder to terminate this Lease but has elected not to (or has failed to) terminate this Lease as provided herein, Tenant shall, within ten (10) days after receipt by Tenant of a written request therefor from Landlord and the receipt by Tenant from Landlord or Landlord’s Architect, as the case may be, of all notices, elections and other information Tenant may reasonably require in order to make any election permitted under this Section 20, provide Landlord with a written reaffirmation of this Lease, including an acknowledgment that Tenant does not have the right to terminate this Lease as a result of such damage or that Tenant had the right to terminate this Lease but has elected not to (or has failed to) terminate this Lease as herein provided.

9.  Subordination.    Supplementing Section 32 of the Lease, Tenant agrees that any “certificate” confirming the subordinate nature of the Lease to any Security Deed may itself be in the form of a subordination, non-disturbance and attornment agreement between the applicable lender and Tenant, and Tenant agrees that upon request by Landlord, Tenant shall join in and deliver such subordination, non-disturbance and attornment agreement, provided that same is in a commercially reasonable form utilized by institutional lenders.

10.  Property Tax Increase.    At Tenant’s request, in furtherance of Tenant’s desire to obtain tax abatements with respect to the Premises as provided in Special Stipulation 30 of the Original Lease, Landlord conveyed the Premises to the Development Authority of Fulton County (the “Authority”) and leased the Premises back from the Authority for a term of fifteen (15) years. Accordingly, Tenant hereby agrees that Special Stipulation 6 of the Original Lease shall be inapplicable to any transfer of the Premises from the Authority to Landlord or to any determination by a governmental authority as to the invalidity or unenforceability of Tenant’s tax abatement agreement.

11.  Deletion of Additional Landlord Contribution to Tenant Costs.    Landlord and Tenant hereby acknowledge and agree that Tenant has not heretofore exercised its right under the first sentence of Special Stipulation 7 of the Original Lease to cause Landlord to pay for up to $2.50 per rentable square foot of the Premises of the Tenant Costs over and above the total $24.00 per rentable square foot Tenant Improvement Allowance, and Tenant has determined that Tenant will not exercise such right under the first sentence of Special Stipulation 7 of the Original Lease. Accordingly, the first sentence of Special Stipulation 7 of the Original Lease is hereby deleted.

12.  Tenant’s Profit Participation.    Landlord and Tenant hereby acknowledge, stipulate and agree that Special Stipulation 8 of the Lease shall be binding only on the initial Landlord, Mount Vernon Place Partners, LLC. Said initial landlord under the Lease is sometimes referred to in this Fifth Amendment as “Mount Vernon”. Mount Vernon has disclosed to Tenant that Mount Vernon has entered into a contract to sell the Buildings to Wells Capital, Inc., a Georgia corporation (Wells Capital, Inc. and its permitted assigns, including, without limitation, Wells Operating Partnership, L.P., a Delaware limited partnership, are herein referred to as “Wells”). Immediately upon any consummation of the purchase and sale of the Buildings by and between Mount Vernon and Wells and the assignment to and assumption by Wells of the Lease, Special Stipulation 8 of the Lease shall be deemed automatically deleted in its entirety and shall have no further force or effect whatsoever. Notwithstanding the foregoing, Mount Vernon shall remain responsible for the payment to Tenant of all amounts payable to Tenant upon the sale of the Buildings to Wells pursuant to Special Stipulation 8; Tenant shall look solely to Mount Vernon for the payment of any such sums; and neither Wells nor any other successor landlord shall have any liability whatsoever to Tenant pursuant to or arising out of said Special Stipulation 8, or be subject to any claim, counterclaim, demand, right of set-off or reduction or abatement in rent arising out of said Special Stipulation 8.

13.  Special Stipulation 12 Representation.    Landlord and Tenant acknowledge that the representation made by Landlord in the first sentence of Special Stipulation 12 of the Lease is effective only as of the date of the execution and delivery of the Original Lease. The foregoing acknowledgment shall not be deemed to release Mount Vernon from any obligations incurred by Mount Vernon pursuant to Special Stipulation 12 at any time prior to the date on which Mount Vernon may no longer be the Landlord under the Lease, nor shall the foregoing acknowledgment be deemed to release Landlord from its continuing obligations pursuant to the second sentence of Special Stipulation 12 of the Lease.

14.  Prior Modification of Special Stipulation 23.    Tenant acknowledges and agrees that notwithstanding anything to the contrary set forth in Special Stipulation 23 of the Original Lease, Tenant’s rights as to the use of the Land and the Buildings 1 and 2 Parking Deck are and shall be subject to the nonexclusive rights and easements of Spring Creek Partners, LLC, a Georgia limited liability company (“Spring Creek”), as the owner of the land which is the subject of the Building 3 Lease (the “Building 3 Land”), which rights and easements shall inure to the benefit of the successors, successors-in-title and assigns of Spring Creek, and its and their tenants, agents, employees and invitees and other occupants from time to time of the Building 3 Land, as provided in (a) Special Stipulation 14 of the Lease (which is set forth in the Third Amendment), and (b) Special Stipulation 32 of the Lease (which also is set forth in the Third Amendment), and (c) as shall be provided in the amendment to the Existing Easement Documents to be entered into prior to the commencement of construction of the office building contemplated by the Building 3 Lease, as provided in said Special Stipulation 32.

15.  Parking.    Special Stipulation 14 as set forth in Paragraph 3 of the Third Amendment is hereby deleted in its entirety and the following Special Stipulation 14 is hereby inserted in lieu thereof:

14.  Landlord and Tenant acknowledge, stipulate and agree that Landlord has constructed an additional sixth level of parking (the “Additional Parking Level”) containing 149 parking spaces on the existing parking deck located on the Premises (said parking facility, as so expanded, is referred to as the “Buildings 1 and 2 Parking Deck”) and that the Buildings 1 and 2 Parking Deck, as so expanded, contains a total of 929 parking spaces. Landlord agrees that all of the parking spaces within the Buildings 1 and 2 Parking Deck shall be available during the Term and any extensions or renewals thereof for the sole use of Tenant at no charge, except that the rights of Tenant to use the Additional Parking Level may be terminated in the event of the occurrence of a Building 3 Lease Termination, as defined in Special Stipulation 32 of this Lease. All such spaces, subject to the foregoing and all remaining terms and conditions of the Lease, will be available twenty-four (24) hours per day, seven (7) days a week, every day of the year.

16.  Cooperation in Tax Abatement.    In furtherance of Tenant’s desire to obtain tax abatements with respect to the Premises as provided in Special Stipulation 30 of the Lease, Landlord and Tenant acknowledge, stipulate and agree that prior to the date hereof, Landlord has cooperated with Tenant in obtaining certain ad valorem real property tax abatement benefits for the Premises through the issuance of (a) that certain Development Authority of Fulton County Taxable Revenue Bond (Internet Security Systems, Inc. Project), Series 2000A, dated as of September 14, 2000, Numbered AR-1, in the stated amount of Twenty-Six Million and No/100 Dollars ($26,000,000.00), and that (b) Development Authority of Fulton County Taxable Revenue Bond (Internet Security Systems, Inc. Project) Series 2000A, Numbered AR-2 in the stated amount of Six Million Five Hundred Thousand and No/100 Dollars ($6,500,000), dated as of December 20, 2001 (collectively, the “Bonds”). Landlord agrees, upon the request of Tenant and at Tenant’s sole cost and expense (including, without limitation, the agreement of Tenant to pay or reimburse Landlord’s actual and reasonable attorneys’ fees and expenses incurred in connection therewith), to cooperate with Tenant in obtaining the issuance of “Additional Bonds” relative to the “Series 2000B Bonds” (as said terms are defined in the Indenture and Authority Lease described below) by the Development Authority of Fulton County (“Issuer”) up to the maximum amount thereof authorized pursuant to that certain Indenture of Trust between Issuer and SunTrust Bank, as trustee, dated as of

September 1, 2000, it being mutually understood and agreed that Tenant anticipates seeking the issuance of such Additional Bonds relative to the Series 2000B Bonds in or about December 2002. It is expressly understood and agreed that Landlord makes no representations or warranties of any kind whatsoever in respect of any tax abatement agreement obtained by Tenant, whether prior to or after the date of this Amendment; it being Landlord’s sole obligation, at no cost or expense to Landlord, to cooperate in good faith with Tenant, at Tenant’s expense, in obtaining and maintaining a tax abatement for the Premises for so long as permissible under Georgia law.

17.  Tax Abatement and Tax Gross-Up Provision.    Special Stipulation 30 of the Original Lease is hereby deleted in its entirety and the following Special Stipulation 30 is hereby inserted in lieu thereof:

30.  Landlord and Tenant mutually acknowledge and agree that prior to the date of this Fifth Amendment, Tenant obtained certain property tax abatements with respect to the Premises. Landlord and Tenant further mutually acknowledge and agree that if in any calendar year during the Term of this Lease while such property tax abatement is in effect, the actual Taxes paid or incurred by Landlord with respect to the Premises are less than the Tax Expense Base Year Amount of $357,900.00 (the amount by which $357,900.00 exceeds such actual Taxes in any calendar year during the Term while such tax abatement is in effect being herein referred to as the “Tax Savings”), then, the amount of such Tax Savings shall be applied to reduce the additional rent otherwise payable by Tenant pursuant to Section 8 of the Lease with respect to Taxes. For purposes of calculating Operating Expenses for the first year of the Term or any other calendar year during the Term, including the Operating Expense Base Year of 2001, Operating Expenses shall be calculated based upon a fully assessed and occupied Building.”

18.  Special Stipulation 32 Amendment.    Special Stipulation 32 of the Lease, as added to the Lease pursuant to the Third Amendment, is hereby modified and amended as follows:

(a)  by inserting the phrase”, except for such reasonable rights of ingress and egress as may be reasonably required to obtain access to and from the Additional Parking Level” at the end of clause (i) thereof; and

(b)  by deleting the date “August 1, 2001” appearing therein on page 3 of the Third Amendment, and by inserting in lieu of said date the phrase “the commencement of construction of the office building improvements under the Building 3 Lease”.

19.  Emergency Power Generators.    Landlord has heretofore installed one or more emergency power generators (collectively, the “Generator”) and associated fuel storage tanks (collectively, “FST”) in accordance with specifications designed by Tenant as provided in Special Stipulation 20 of the Original Lease, and Tenant has accepted the Generator and FST for maintenance by Tenant and acknowledges that same have been installed in accordance with Tenant’s requirements and are satisfactory for Tenant’s purposes. Tenant shall be solely responsible during the Term of the Lease for conducting all monitoring and maintenance of the Generator and FST in accordance with all applicable requirements of governmental authorities and in accordance with the equipment specifications of the manufacturers thereof, all at Tenant’s sole cost and expense. If any Generator should cease to function properly, however, Tenant may elect not to repair or replace such Generator, or otherwise to keep such Generator in operating condition, so long as the Tenant’s election not to maintain the Generator in operating condition shall not adversely affect the environmental condition of the Premises. Within ninety (90) days prior to the expiration of the Lease, or if the Lease shall terminate prior to the natural expiration of the Term of the Lease, within thirty (30) days after the termination of the Lease, Tenant shall provide to Landlord written confirmation to Landlord from an environmental consultant reasonably approved by Landlord that the FST and Generator have not impacted soil or groundwater at the Premises. In the event Tenant is unable or fails to provide such confirmation to Landlord within thirty (30) days after written notice from Landlord to Tenant requesting the same, then and in that event, Landlord shall have the right to require Tenant to remove and dispose of the FST and Generator in accordance with all applicable Environmental Laws and to repair any damage to the Premises caused by such removal and to remediate and clean up any impacted soil or groundwater at the Premises, all at Tenant’s sole cost and expense. Unless Landlord exercises such option to cause Tenant to remove and dispose of the FST and Generator as provided in the preceding sentence, Tenant shall have no right to remove, and shall not remove, the FST and Generator upon the termination or expiration of the Lease. Tenant shall operate and, if applicable, remove (or close in place) the FST and remove Generator in strict compliance with all applicable federal, state and local laws, codes and regulations.

Tenant shall immediately notify Landlord and provide copies upon receipt of all written complaints, claims, citations, demands, inquiries, reports or notices relating to the FST or the Generator.

Notwithstanding any other provision in the Lease, Landlord shall have the right, but not the obligation, to enter the Premises or to take such other actions as it deems necessary to respond to, clean up, remove, resolve or minimize the impact of, or otherwise manage, any Hazardous Substances released as a result of the operation or existence of the FST or Generator; provided, however, that, except in an emergency, Landlord shall take such action only after providing at least ten (10) days written notice to Tenant of the existence of conditions requiring action and the failure by Tenant to address such conditions to the satisfaction of the Landlord. All reasonable costs and expenses incurred by Landlord in the exercise of any such rights, which costs and expenses result from the violation of the covenants and agreements of Tenant contained in this Paragraph, shall be deemed additional rent under the Lease and shall be payable by Tenant upon demand.

Tenant agrees to and shall indemnify Landlord and hold Landlord harmless from and against (i) the negligence of Tenant or its employees, agents or contractors in the operation and removal of the FST and Generator and (ii) environmental liabilities of any kind whatsoever associated with the FST or the Generator. Landlord agrees to and shall indemnify Tenant and hold Tenant harmless from and against the negligence of Landlord or its employees, agents or contractors in the exercise of any rights of Landlord in connection with the FST and Generator.

20.  Tenant Improvements in Remaining Space.    Tenant hereby acknowledges that, excepting only that certain space on the fifth (5th) floor in the Phase II Building which contains 23,100 rentable square feet (the “Remaining Space”), Tenant is in full and complete possession of the Premises and has accepted the same, including the work of Landlord performed therein pursuant to the terms and provisions of the Lease. Tenant does hereby further acknowledge that (i) Landlord has completed all of the Base Building work and improvements required to be furnished, installed and made operational by Landlord under the Lease, including all Base Building work and improvements in or affecting the Remaining Space, (ii) excepting only the Tenant Improvements in the Remaining Space, all Tenant Improvements in the Premises have been completed and are satisfactory to Tenant in all respects, and (iii) Landlord has heretofore fully funded the Landlord’s Allowance for Tenant Costs (also referred to in the Lease as the Tenant Improvement Allowance) with respect to the entire Premises, including the Remaining Space, and no further Tenant Improvement Allowance is available from Landlord to apply to the Tenant Costs which may be incurred with respect to the Remaining Space.

Landlord and Tenant hereby agree that notwithstanding anything to the contrary contained in the Lease, Tenant, and not Landlord, shall be responsible for the construction and installation of the Tenant Improvements in the Remaining Space through a contractor or contractors selected by Tenant and approved by Landlord as hereinafter provided, and Landlord is hereby relieved of any obligations and responsibilities with respect to the construction and installation of the Tenant Improvements in the Remaining Space. The Tenant Improvements in the Remaining Space shall be constructed and installed by Tenant in accordance with the terms, conditions, requirements and procedures set forth on Exhibit “A” attached hereto and by reference made a part hereof.

21.  Costs of Utilities.    The following is hereby added as item 27 in the list of the “Operating Expense Exclusions” attached as Exhibit “E” to the Original Lease:

27.  The cost of all utilities for the Premises, including the cost of electricity, gas, water and sewer services, it being acknowledged that Tenant shall be responsible for the cost of such utilities as provided in Section 17 of this Lease and Special Stipulation 31.

22.  Miscellaneous.    Except as modified by this Fifth Amendment, the Lease shall otherwise remain unmodified and in full force and effect and the parties do hereby ratify and confirm the terms thereof. In the event of conflict or inconsistency between the terms and conditions of the Lease and the terms and conditions of this Fifth Amendment, the terms of this Fifth Amendment shall control and prevail and govern the rights, liabilities and obligations of the parties. This Fifth Amendment may be executed in counterparts and/or with counterpart signature pages, all of which together shall constitute a single agreement.

[SIGNATURES BEGIN ON NEXT PAGE]

IN WITNESS WHEREOF, the parties, through their duly authorized officers and manager, respectively, have executed this Fifth Amendment the day and year first above written.

“TENANT”:

INTERNET SECURITY SYSTEMS, INC., a Georgia corporation

By:	/s/ RICHARD MACCHIA
Richard Macchia Chief Financial Officer

Attest:	/s/ SEAN BOWEN
Sean Bowen Secretary

[CORPORATE SEAL]

“LANDLORD”:

MOUNT VERNON PLACE PARTNERS, LLC, a Georgia limited liability company

By:	/s/ JOEL J. GRIFFIN (SEAL)
Joel J. Griffin Manager

For Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Landlord to Internet Security Systems, Inc., a Delaware corporation (successor by name change to ISS Group, Inc., a Delaware corporation) (“Guarantor”), the receipt and sufficiency of which are hereby acknowledged by Guarantor, Guarantor agrees that Guarantor’s Guaranty Agreement of the Lease dated November 8, 1999 (the “Guaranty”) shall remain in full force and effect and shall constitute a Guaranty of the Lease, as amended by this Fifth Amendment to Lease Agreement. Guarantor, through its duly authorized officers, join in the execution provisions of this Fifth Amendment for the purpose of reaffirming its guaranty obligations, as amended by this Fifth Amendment.

“GUARANTOR”:

Signed, sealed and delivered in the presence of:		INTERNET SECURITY SYSTEMS, INC., a Delaware corporation

By:	/s/ [ILLEGIBLE]	By:	/s/ RICHARD MACCHIA
	Unofficial Witness		Richard Macchia Chief Financial Officer

By:	/s/ PATRICIA BLANKENSHIP	By:	/s/ SEAN BOWEN
	Notary Public		Sean Bowen Assistant Secretary

	[NOTARY SEAL]		[CORPORATE SEAL]

EXHIBIT “A”

TENANT IMPROVEMENTS IN REMAINING SPACE

(a)  Drawings and Approval of Contractors.    The Tenant Improvements in the Remaining Space shall be constructed in substantial accordance with Drawings and Specifications to be prepared by Tenant at Tenant’s cost and to be approved in writing by Landlord prior to the commencement of such Tenant Improvements. Landlord’s approval of such Drawings and Specifications shall not be unreasonably withheld. Tenant shall also obtain the prior written consent of Landlord (which consent shall not be unreasonably withheld) as to the qualification of the contractor Tenant chooses to perform the Tenant Improvements in the Remaining Space (“Tenant’s Contractor”) and the mechanical and electrical subcontractors to be engaged in connection with the Tenant Improvements in the Remaining Space. Landlord shall have no responsibility for any defects or deficiencies in the Tenant Improvements in the Remaining Space performed by Tenant through Tenant’s Contractor, and no approval by Landlord of the identity of Tenant’s Contractor or any mechanical or electrical subcontractors to be engaged in connection with the Tenant Improvements in the Remaining Space shall create or give rise to any such responsibility. Tenant shall contract directly with Tenant’s Contractor for the performance of the Tenant Improvements in the Remaining Space.

(b)  Certain Requirements.    Tenant and Tenant’s Contractor shall perform the Tenant Improvements in the Remaining Space as follows:

(i)  All of such work shall be done and installed in compliance with all reasonable rules and regulations promulgated by Landlord from time to time and all applicable requirements of any governmental authority having jurisdiction with respect to such work and shall comply with applicable standards of The National Board of Fire Underwriters, The American Society of Heating, Refrigeration and Air Conditioning Engineers, Landlord’s insurance underwriter, and the requirements of the insurance companies which provide insurance coverage relating to the Building. Approval by Landlord shall not be deemed to relieve Tenant of its obligations to comply with the requirements of applicable governmental authorities and other matters set forth in this paragraph.

(ii)  In connection with such work, Tenant shall file all approved plans and specifications and other materials, pay all fees and obtain all permits and applications from the Building Department and any other authorities having jurisdiction; and Tenant shall obtain a certificate of occupancy and all other approvals required for Tenant to use and occupy the Remaining Space. Landlord shall cooperate with Tenant to facilitate the efficient processing of all such permits and applications. Copies of all permits, certificates and approvals shall be forwarded to Landlord promptly after receipt by Tenant.

(iii)  No item shall be mounted or hung from the exterior of the Building by Tenant or Tenant’s Contractor without Landlord’s prior written approval.

(iv)  Upon completion of the Tenant Improvements in the Remaining Space, Tenant’s architect shall furnish to Landlord a complete set of the as-built Drawings and Specifications with respect to the Tenant Improvements in the Remaining Space.

(c)  Insurance.    Tenant shall provide or cause to be provided the following type of insurance during the construction of the Tenant Improvements in the Remaining Space:

(i)  At all times during the period between the commencement of construction of such work and the date such work is completed and Tenant commences occupancy of the Remaining Space for business purposes, Tenant shall maintain or cause to be maintained, casualty insurance in Builder’s Risk Form, covering Landlord, Landlord’s managing agent, Landlord’s mortgagee, and Tenant and Tenant’s contractors and subcontractors, as their interests may appear, against loss or damage by fire, vandalism, and malicious mischief and other such risks as are customarily covered by the so–called broad form extended coverage endorsement upon all such work in place and all materials stored at the site of such work and all materials, equipment and supplies of all kinds incident to such work and builder’s machinery, tools and equipment used in the construction of such work while in or on the Premises, or when adjacent thereto, all on a completed value basis to the full insurable value at all times. Said Builder’s Risk Insurance will also include coverage for loss of rents for a period of twelve (12) months. Said Builder’s Risk Insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord, its agents, employees and contractors.

(ii)  Liability Insurance in amounts not less than as required by Section 22 of the Lease. Such liability insurance shall be on a comprehensive basis including:

(1)  Premises—Operations (including X–C–U);

(2)  Independent contractors protection;

(3)  Contractual Liability, including specified provisions for the general contractor’s obligations under subparagraph (i) above and for the Tenant’s Contractor’s indemnity obligations under subparagraph (d) below;

(4)  Owned, non–owned and hired motor vehicles; and

(5)  Broad form coverage for property damage.

(iii)  Statutory Workers’ Compensation Insurance as required by the State of Georgia or local municipality having jurisdiction.

All insurance policies procured and maintained pursuant to this paragraph shall name Landlord, Landlord’s managing agent, and Landlord’s mortgagee and any additional parties designated by

Landlord (which have an insurable interest) as additional insureds, shall be carried with companies licensed to do business in the State of Georgia reasonably satisfactory to Landlord and shall be non–cancelable except after twenty (20) days written notice to Landlord. Such policies or duly executed certificates of insurance with respect thereto shall be delivered to Landlord before the commencement of such work, and renewals thereof as required shall be delivered to Landlord at least thirty (30) days prior to the expiration of each respective policy term.

(d)  Indemnity.    Tenant shall indemnify and hold harmless Landlord and any of Landlord’s contractors, agents and employees from and against (but subject to any waiver of subrogation required or permitted by the Lease) any and all losses, damages, costs (including costs of suits and reasonable attorneys’ fees incurred), liabilities, or cause of action arising out of the actions of Tenant or Tenant’s Contractor during the course of the construction of the Tenant Improvements in the Remaining Space, including but not limited to mechanics’, materialmen’s or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work. All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant or Tenant’s Contractor for the furnishing of any labor, services, materials, supplies or equipment with respect to the Remaining Space are hereby charged with notice that they must look solely to Tenant for payment of same. Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by Tenant’s Contractor, its subcontractors or their employees. Tenant shall promptly pay to Landlord, upon notice thereof from Landlord, any costs incurred by Landlord to repair any damage caused by the Tenant’s Contractor or any costs incurred by Landlord in requiring the Tenant’s Contractor’s compliance with the rules and regulations. Tenant agrees to cause the Tenant’s Contractor to provide an indemnification and hold harmless agreement providing the protection set forth in this paragraph and to cause the Tenant’s Contractor to procure, as additional protection, an indemnification and hold harmless agreement from each subcontractor providing for the protection set forth in this paragraph. In connection with any and all claims against Landlord or any of its agents, contractors or employees by any employee of the Tenant’s Contractor, any subcontractor, anyone directly or indirectly employed by any of them, or anyone for whose acts the Tenant’s Contractor or any subcontractor may be liable, the indemnification obligations of the Tenant’s Contractor and any subcontractor under the agreements hereinabove referred to in this paragraph shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for the Tenant’s Contractor or subcontractor under workers’ compensation acts, disability benefit acts, or other employee benefit acts.

(e)  Further Assurances.    At the request of Landlord, Tenant shall, at Tenant’s sole cost and expense, provide evidence in form and content reasonably satisfactory to Landlord (including, but not limited to, certificates and affidavits of Tenant, Tenant’s Contractor or such other persons as Landlord may reasonably require) showing:

(i)  that all outstanding claims for labor, materials and fixtures have been paid;

(ii)  that there are no liens outstanding against the Premises or the Building arising out of or in connection with the Tenant Improvements in the Remaining Space; and

(iii)  that all construction of the Tenant Improvements in the Remaining Space prior to the date thereof has been done in accordance with the approved Drawings and Specifications.

(f)  Consent of Landlord.    Any approval by Landlord of or consent by Landlord to any plans, specifications, or other items to be submitted by Tenant to and/or reviewed by Landlord pursuant to this Exhibit “A” shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto and such approval or consent shall not constitute an assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any representation, acknowledgment or warranty by Landlord that the design is safe, feasible or structurally sound or will comply with any legal or governmental requirements. Any deficiency in design, although same had prior approval of Landlord, shall be solely the responsibility of Tenant, and any deficiency in any construction by Tenant or Tenant’s Contractor shall be solely the responsibility of Tenant.

EXHIBIT “B”

LEGAL DESCRIPTION
BUILDINGS 1 & 2
MOUNT VERNON PLACE

ALL THAT TRACT OR PARCEL OF LAND lying and being in Land Lot 35 of the 17th District, Fulton County, Georgia, and being more particularly described as follows:

TO FIND THE POINT OF BEGINNING, commence at Fulton County GIS Monument F451 and run thence South 52 degrees 28 minutes 48 seconds East, a distance of 4,733.1 feet to a point located at the intersection of the southerly existing right-of-way line of Mount Vernon Highway (variable right-of-way, 70’ right-of-way at this point) and the easterly existing right-of-way line of Barfield Road (variable right-of-way, 33.6’ from centerline at this point); run thence along said easterly existing right-of-way line of Barfield Road South 00 degrees 06 minutes 00 seconds East, a distance of 154.59 feet to a one-half inch ( 1/2”) rebar found (33.5’ from centerline at this point); thence continuing along said easterly existing right-of-way line of Barfield Road, run North 89 degrees 53 minutes 30 seconds East, a distance of 11.37 feet to a point (44.8’ from centerline at this point), said point being THE POINT OF BEGINNING; FROM THE POINT OF BEGINNING AS THUS ESTABLISHED, thence leaving said easterly existing right-of-way line of Barfield Road and run North 89 degrees 53 minutes 30 seconds East, a distance of 188.60 feet to a one-half inch ( 1/2”) rebar found; run thence North 89 degrees 53 minutes 30 seconds East, a distance of 13.99 feet to a point; run thence South 89 degrees 53 minutes 58 seconds East, a distance of 125.69 feet to a point located on the westerly existing right-of-way line of Georgia 400 (right-of-way varies); run thence southerly along said westerly existing right-of-way line of Georgia 400 South 02 degrees 52 minutes 39 seconds West, a distance of 42.70 feet to a point; run thence along the arc of a curve to the left, said arc having a radius of 6,622.90 feet and being subtended by a chord which bears South 02 degrees 48 minutes 36 seconds West a chord distance of 15.55 feet, an arc distance of 15.55 feet, an arc distance of 15.55 feet to a point; continue thence along said westerly existing right-of-way line of Georgia 400 along the arc of a curve to the left, said arc having a radius of 6,622.90 feet and being subtended by a chord which bears South 02 degrees 06 minutes 46 seconds West a chord distance of 145.61 feet, an arc distance of 145.61 feet to a point; continue thence along said westerly existing right-of-way line of Georgia 400 along arc of a curve to the left, said arc having a radius of 6,622.90 feet and being subtended by a chord which bears South 00 degrees 05 minutes 10 seconds West a chord distance of 322.97 feet, an arc distance of 323.00 feet to a point located on the land lot line common to Land Lots 35 and 36 of the 17th District, Fulton County, Georgia; thence leaving said westerly existing right-of-way line of Georgia 400, run along said common land lot line North 88 degrees 32 minutes 30 seconds West, a distance of 318.71 feet to a point located on the easterly existing right-of-way line of Barfield Road (45.0’ from centerline at this point); thence leaving said common land lot line, run along said easterly existing right-of-way line of Barfield Road North 00 degrees 06 minutes 04 seconds West, a distance of 526.77 feet to a point, said point being THE POINT OF BEGINNING.

Said property containing 168,961 square feet or 3.87880 acres, more or less, and being shown and depicted on that certain plat of survey captioned, “ALTA/ACSM Land Title Survey of #6303 & #6405 Barfield Road” prepared for Wells Capital, Inc.; Wells Operating Partnership, L.P.; Colonial Bank; Bank of America, N.A.; Mount Vernon Place Partners, LLC; Spring Creek Partners, LLC; and First American Title Insurance Company by HDR/WL Jorden, under certification and seal of Clyde R. Eldredge, PLS, Georgia Registered Land Surveyor No. 2659, dated October 30, 2000, last revised June 21, 2002, which survey is incorporated herein and made a part hereof by this reference.

TOGETHER WITH those certain rights and easements as described in and pursuant to the terms and conditions of that certain Reciprocal Easement Agreement by and among Mount Vernon Place Partners, LLC, Spring Creek Partners, LLC and the Development Authority of Fulton County, Georgia dated July 1, 2002, to be recorded in the records of Fulton County, Georgia.

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